EXHIBIT 99.1

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Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

Capitol Bancorp Ltd. Extends Deadline for Acceptance of its Exchange Offers

LANSING, Mich., and PHOENIX, Ariz: September 30, 2009: Capitol Bancorp Ltd. (NYSE: CBC) (the “Corporation”) today announced that it has extended its pending offers to exchange any and all issued and outstanding shares of Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI  (collectively, the “CDBLs”) for units, consisting of shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust, and shares of the Corporation’s Series A Noncumulative Convertible Perpetual Preferred Stock (the “Exchange Offers”). The exchange offers were previously scheduled to expire at 11:59 p.m., Michigan time, on September 30, 2009, and have been extended until 11:59 p.m., Michigan time, on October 7, 2009 for Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI and extended until 11:59 p.m., Michigan time on October 14, 2009 for Capitol Development Bancorp Limited III.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  Solicitation of offers to exchange shares of the CDBLs will only be made pursuant to the effective registration statement that the Corporation will file with the SEC.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.6 billion national community banking company, with a network of bank operations in 17 states. It is the holder of the most individual bank charters in the country. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation’s behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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